Karen Rohan
President, CIGNA Group Insurance

CIGNA Corporation

CIGNA

Routing T124
1601 Chestnut Street
Philadelphia, PA 19192
Telephone 215.761.1000
Karen.Rohan@cigna.com

November 16, 2005

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

I authorize the following officers of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Judith E. Soltz, Executive Vice President and General Counsel

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

Karen Rohan

Karen Rohan